Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-01923) pertaining to the Standard Products Individual Retirement and Investment Trust Plan (the Plan) of our report dated June 25, 2002, with respect to the Plan's financial statements and schedules included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP ERNST & YOUNG LLP

Toledo, Ohio
June 25, 2002